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                 Exhibit 11.1 - Computation of per Share Loss
                           RYKA Inc. and Subsidiary

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                  -----------------------------------------
                                                      1996           1995           1994
                                                  -----------    -----------    -----------
PRIMARY:

Weighted average number of
  common shares outstanding                        51,368,619     34,560,653     24,210,083

Net effect of dilutive stock
  options and warrants (based
  on the Treasury Stock Method
  using average market price)                               -              -              -
                                                  -----------    -----------    -----------
     Total                                         51,368,619     34,560,653     24,210,083
                                                  ===========    ===========    ===========
Net (loss)
  (Loss) before extraordinary item                ($1,879,757)   ($5,279,733)   ($  511,415)
  Extraordinary item                                        -      1,650,256              -
                                                  -----------    -----------    -----------

Net (loss)                                        ($1,879,757)   ($3,629,477)   ($  511,415)
                                                  ===========    ===========    ===========

Net (loss) share:
  (Loss) before extraordinary item                ($      .04)   ($      .15    ($      .02)
  Extraordinary item                              (       .04)           .05              -
                                                  -----------    -----------    -----------
Net (loss) per share                              ($      .04)   ($      .10)   ($      .02)
                                                  ===========    ===========    ===========

FULLY DILUTED:

Weighted average number of
  common shares outstanding                        51,368,619     34,560,653     24,210,083

Net effect of dilutive stock
  options and warrants (based
  on the Treasury Stock
  Method using the quarter-
  end market price, if greater
  than the average market price)                            -              -              -
                                                  -----------    -----------    -----------
     Total                                         51,368,619     34,560,653     24,210,083
                                                  ===========    ===========    ===========
Net (loss):
  (Loss) before extraordinary item                ($1,863,757)   ($5,279,733)   ($  511,415)
  Extraordinary item                                        -      1,650,256              -
                                                  -----------    -----------    -----------
Net (loss):                                       ($1,863,757)   ($3,629,477)   ($  511,415)
                                                  ===========    ===========    ===========

Net (loss):
  (Loss) before extraordinary item                ($      .04)   ($      .15)   ($      .02)
  Extraordinary item                                        -            .05              -
                                                  -----------    -----------    -----------
Net (loss) per share                              ($      .04)   ($      .10)   ($      .02)
                                                  ===========    ===========    ===========
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